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EXHIBIT 99.(A)-6

CONTRIBUTION AGREEMENT

        CONTRIBUTION AGREEMENT, dated December 30, 2003, by and between LG&E Energy Corp., a Kentucky corporation ("LEC"), and LEC LLC, a Kentucky limited liability company ("LLC").

W I T N E S S E T H

        WHEREAS, LEC desires to be admitted as the second member of LLC prior to its merger with and into LLC, with LLC as the surviving member; and

        WHEREAS, LEC wishes to make a capital contribution to LLC in respect of its unit ownership in LLC in the form of substantially all its assets and liabilities, save for certain excluded assets or liabilities as set forth herein; and

        WHEREAS, LEC and LLC wish to provide for the terms of LEC's capital contribution to LLC.

        NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

        1.     Contribution and Assignment.

        LEC hereby contributes, transfers, assigns, conveys, sets over and vests unto LLC (a) all of LEC's right, title, interest and privileges and (b) all of LEC's duties, obligations and liabilities, in, to and regarding all of the "Transferred Assets and Liabilities" and excluding the "Excluded Assets and Liabilities", each as defined below, in respect of LEC's Unit ownership in LLC, such Transferred Assets and Liabilities having a value of approximately $                        .

        The "Transferred Assets and Liabilities" shall be all of LEC's assets, properties, rights, permits, duties liabilities and obligations including, without limitation, the following:

  (a)
  all buildings, structures, fixtures, improvements;

  (b)
  all machinery, personal property, equipment, vehicles, inventory;

  (c)
  all manuals, reports, operating records, engineering or consulting plans, data or documentation;

  (d)
  all computer design systems, control systems, procedures or processes, including but not limited to any software programs or software licenses;

  (e)
  all transferred warranties and guarantees from third parties;

  (f)
  all permits, licenses, governmental authorizations, plans or documents;

  (g)
  all rights, titles and interest in or under all easements, rights of way, real property leases and any other rights and interests in real property;

  (h)
  all bank, brokerage, investment, deposit, letter of credit, security contracts or accounts and the cash on hand, securities or investments therein or otherwise held;

  (i)
  all accounts receivable and payable;

  (j)
  any prepayments of any kind, whether tax, insurance, contractual, etc.;

  (k)
  all contracts and agreements and all the rights and duties arising thereunder;

  (l)
  all litigation, claims, proceedings and causes of action, indemnification rights;

  (m)
  all goodwill and any other intangible value associated with the Transferred Assets and Liabilities; and

  (n)
  any and all other assets and liabilities not specifically described as an Excluded Assets and Liabilities;

excluding, however, the Excluded Assets and Liabilities.

        The "Excluded Assets and Liabilities" shall be all of LEC's assets, properties, rights, permits, duties liabilities and obligations in, to or regarding the assets or liabilities set forth on Exhibit A attached hereto and incorporated herein by reference. The parties hereto acknowledge that the Excluded Assets and Liabilities will transfer from LEC to LLC by operation of law upon completion of a subsequent merger of the two parties.

        2.     Issuance and Assumption. LLC hereby issues            Units of participation to LEC, accepts the foregoing assignment and agrees to assume and be bound by all of the terms of, and to undertake all of the obligations and liabilities of LEC with respect to the Transferred Assets and Liabilities, and acknowledges receipt of the Transferred Assets and Liabilities.

        3.     Further Cooperation and Assurances. The parties hereto further undertake and promise to execute, deliver and file any and all agreements, instruments, documents and declarations, and to take any and all other acts necessary to effectuate and evidence any of the foregoing, including but not limited to any acts necessary in order to have assignment of the Transferred Assets and Liabilities and ownership of the LLC Units by LEC reflected in all official records of all relevant third parties or federal, state and local agencies.

        4.     General Waiver of Compliance. Any failure by any party hereto to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement.

        5.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, other than any conflict-of-laws provision thereof that would otherwise require the application of the law of any other jurisdiction.

        6.     Entire Agreement. This instrument contains the entire agreement and understanding of the parties hereto with respect to the subject matter herein and supersedes any other agreement or understanding, whether written or oral, relating to the matters contemplated herein.

        7.     Captions. The captions set forth in this Agreement are used solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions.

        8.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

LG&E ENERGY CORP.
By:
Name:
Title:
LEC LLC
By:
Name:
Title:

2

ANNEX A
TO
CONTRIBUTION AGREEMENT

Excluded Assets

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CONTRIBUTION AGREEMENT